                                                Exhibit 4.1
DESCRIPTION OF CAPITAL STOCK OF MALIBU BOATS, INC.
General
The following description of the rights of Malibu Boats, Inc.’s (“our” or “we”) Class A Common Stock, Class B Common Stock and preferred stock and of certain provisions of our certificate of incorporation and our amended and restated bylaws (our “bylaws”) is a summary only and does not purport to be complete. For more detailed information, please see our certificate of incorporation and bylaws, which are filed as exhibits to reports we file with the Securities and Exchange Commission (“SEC”), and the Delaware General Corporation Law.
Authorized Capitalization
Our certificate of incorporation provides for two classes of common stock. In addition, our certificate of incorporation authorizes shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our Board of Directors.
Our authorized capital stock consists of shares, all with a par value of $0.01 per share, of which:
•100,000,000 shares are designated as Class A Common Stock;
•25,000,000 shares are designated as Class B Common Stock; and
•25,000,000 shares are designated as preferred stock.
Common Stock
Voting Rights
General. Pursuant to our certificate of incorporation and bylaws, each share of Class A Common Stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of Class A Common Stock are entitled to vote. Each share of Class B Common Stock is entitled to the number of votes equal to the total number of units (“LLC Units”) of Malibu Boats Holdings, LLC (the “LLC”) held by such holder for each matter presented to our stockholders on which the holders of Class B Common Stock are entitled to vote. Subject to any rights that may be applicable to any then outstanding preferred stock, our Class A and Class B Common Stock vote as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise provided in our certificate of incorporation or bylaws or required by applicable law. Holders of our Class A Common Stock and Class B Common Stock do not have cumulative voting rights.
Vote Required. Except in respect of matters relating to the election of directors to our Board of Directors and as otherwise provided in our certificate of incorporation, our bylaws, or as required by law or applicable stock exchange rules, all matters to be voted on by our stockholders must be approved by a majority of the votes cast on such matter (excluding abstentions and broker non-votes).
Election of Directors. Except as otherwise provided by our certificate of incorporation, our bylaws or as required by law, directors shall be elected to our Board of Directors by a plurality of the votes cast.
Dividends
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Class A Common Stock are entitled to share equally, identically and ratably in any dividends that our Board of Directors may determine to issue from time to time. Holders of our Class B Common Stock do not have any right to receive dividends.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our Class A Common Stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our Class A Common Stock. Holders of our Class B Common Stock do not have any right to receive a distribution upon a voluntary or involuntary liquidation, dissolution or winding up of our affairs.

Other Rights
Holders of our Class A Common Stock have no preemptive, conversion or other rights to subscribe for additional shares. The rights, preferences and privileges of the holders of our Class A Common Stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.
Preferred Stock
Our Board of Directors has the authority, without further action by our stockholders, to designate and issue up to 25,000,000 shares of preferred stock in one or more series. Our Board of Directors may also designate the rights, preferences and privileges of the holders of each such series of preferred stock, any or all of which may be greater than or senior to those granted to the holders of common stock. Though the actual effect of any such issuance on the rights of the holders of common stock will not be known until our Board of Directors determines the specific rights of the holders of preferred stock, the potential effects of such an issuance include:
•diluting the voting power of the holders of common stock;
•reducing the likelihood that holders of common stock will receive dividend payments;
•reducing the likelihood that holders of common stock will receive payments in the event of our liquidation, dissolution, or winding up; and
•delaying, deterring or preventing a change-in-control or other corporate takeover.
As of September 30, 2023, no shares of preferred stock were issued and outstanding.
Warrants
As of September 30, 2023, no warrants to purchase our Class A Common Stock were outstanding.
Anti-Takeover Provisions
Set forth below is a summary of the relevant provisions of our certificate of incorporation and bylaws and certain applicable sections of the General Corporation Law of the State of Delaware. For additional information we refer you to the provisions of our certificate of incorporation, our bylaws and such sections of the General Corporation Law of the State of Delaware.
Our certificate of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and that could make it more difficult to acquire control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board of Directors the power to discourage acquisitions that some stockholders may favor. In addition, these provisions may have the effect of assisting our management to retain its position and place it in a better position to resist changes that the stockholders may want to make if dissatisfied with the conduct of our business. A description of these provisions is set forth below.
Classified Board
Our certificate of incorporation provides for our Board of Directors to be divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding is able to elect all of our directors.
No Action by Written Consent of Stockholders
Subject to the rights of any holders of any of our preferred stock, our certificate of incorporation provides that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing.
Special Meetings of Stockholders.
Except as otherwise required by law and subject to the rights of any holders of any of our preferred stock, only the chair of the board or a majority of our Board of Directors may call a special meeting of stockholders.
Supermajority Vote to Amend Certificate of Incorporation or Bylaws
Our Certificate of Incorporation provides that no provision of the Certificate of Incorporation may be altered, amended or repealed in any respect without the approval by the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon, except that the affirmative vote of holders of 66 2/3% of the outstanding shares entitled to vote thereon must approve any alteration to, amendment or repeal of, or provision relating to the election and classification of our directors, meetings of our stockholders, and amendments to our Certificate of Incorporation or our bylaws. Our bylaws may be amended or repealed by a majority vote of our board of directors without stockholder approval. In addition, our Certificate of Incorporation provides that our bylaws may be amended or repealed by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote thereon.
Advance Notice Procedure
Our bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws also limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.
Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual or special meeting of the stockholders. This notice procedure provides that only persons who are nominated by, or at the direction of, our Board of Directors or any duly authorized committee of our Board of Directors, or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to the secretary of our company prior to the meeting at which directors are to be elected, will be eligible for election as directors. Further, our bylaws provide that the number of nominees a stockholder may nominate for election at an annual or special meeting of stockholders pursuant to the advance notice procedure shall not exceed the number of directors to be elected at such meeting. The procedure also requires that, in order to raise matters at an annual or special meeting, those matters must be raised before the meeting pursuant to the notice of meeting the company delivers or by, or at the direction of, our Board of Directors or any duly authorized committee of the Board of Directors, or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to our secretary of his, her or its intention to raise those matters at the annual or special meeting. If the officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the notice procedure, that person will not be eligible for election as a director, or that business will not be conducted at the meeting, as applicable.
These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions could have the effect, however, of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.
Blank Check Preferred Stock
As discussed above, the issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could make it more difficult for a third party to acquire, or could adversely affect the rights of our common stockholders by restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders.
Authorized but Unissued Shares
Under Delaware law, our authorized but unissued shares of common stock are available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Section 203 of the Delaware General Corporation Law
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•before such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
In general, Section 203 defines business combination to include the following:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.
In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
Limitations of Liability and Indemnification Matters
We have adopted provisions in our certificate of incorporation that limit or eliminate the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Accordingly, our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except with respect to any of the following:
•any breach of their duty of loyalty to us or our stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which the director derived an improper personal benefit.
This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of director liability, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.
Our certificate of incorporation and our bylaws also provide that we shall indemnify our directors and officers and shall indemnify our other officers and employees and other agents to the fullest extent permitted by law. Our bylaws also permit us, upon approval by our Board of Directors, to purchase insurance on behalf of any person who is required or permitted to be indemnified by the bylaws.
We have entered into indemnification agreements with each of our directors and executive officers that are, in some cases, broader than the specific indemnification provisions provided by Delaware law and our governing documents, and may provide additional procedural protection. These agreements require us, among other things, to:
•indemnify officers and directors against certain liabilities that may arise because of their status as officers and directors;
•advance expenses, as incurred, to officers and directors in connection with a legal proceeding subject to limited exceptions; and
•cover officers and directors under any general or directors’ and officers’ liability insurance policy maintained by us.
We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.
Exchange Listing
Our Class A Common Stock is listed on the Nasdaq Global Select Market under the symbol “MBUU.”
Forum Selection Clauses
General. Our certificate of incorporation provides that except for (i) actions in which the Court of Chancery in the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts, and (ii) actions in which a federal court has assumed exclusive jurisdiction of a proceeding, any derivative action brought by us or on our behalf, and any direct action brought by a stockholder against us or any of our directors or officers, alleging a violation of the Delaware General Corporation Law, our certificate of incorporation or bylaws or breach of fiduciary duties or other violation of Delaware decisional law relating to our internal affairs, shall be brought in the Court of Chancery in the State of Delaware, which shall be the sole and exclusive forum for such proceedings; provided, however, that we may consent to an alternative forum for any such proceedings upon the approval of our Board of Directors. This exclusive forum provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Securities Exchange Act of 1934, as amended or the Securities Act, or any other claim for which the federal courts have exclusive jurisdiction. The exclusive forum provision in our certificate of incorporation will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.
Securities Act Matters. Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
These exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees or stockholders, which may discourage lawsuits against us and our directors, officers and other employees and stockholders.